Exhibit 99.1
Hanesbrands Inc.
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-4400
  news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. ELECTS RONALD L. NELSON TO BOARD OF DIRECTORS
WINSTON-SALEM, N.C. (May 8, 2008) — Hanesbrands Inc. (NYSE:HBI) today announced that Ronald L. Nelson, chairman and chief executive officer of Avis Budget Group, Inc., has been elected to the company’s board of directors, effective July 21, 2008.
Nelson, 55, will serve for a term scheduled to end at the 2009 annual meeting of stockholders and will serve on the board’s audit committee. With Nelson’s election, the Hanesbrands board will have 10 members.
Since 2006, Nelson has led Avis Budget Group, Inc., one of the world’s largest general-use car rental companies and operator of the Avis and Budget brands in North America, Latin America, the Caribbean, Australia and New Zealand. Prior to his current position, he held leadership roles with Avis Budget’s predecessor, Cendant Corporation, including president, chief financial officer and director with responsibility for strategic and financial planning, treasury, financial reporting and accounting, and other functions.
“We look forward to Ron, with his wealth of experience, joining the Hanesbrands board,” said Hanesbrands Chairman Lee A. Chaden. “Ron’s leadership of a global company with large consumer brands and his strategic planning, finance and merger and acquisition experience will be great assets to our company.”
In addition to Avis Budget and Cendant, Nelson has held senior management positions with DreamWorks SKG and Paramount Communications, Inc. He previously served as a director of Charter Communications, Inc., Paramount Communications, and Advanced Tissue Sciences, Inc. He earned his MBA at the University of California at Los Angeles and earned his bachelor’s degree at the University of California at Berkeley.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear. Hanesbrands has approximately 50,000 employees in more than 25 countries. More information may be found on the company’s Web site at www.hanesbrands.com.
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